Exhibit 2.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT, made as of the 12th day of November, 2008, between Vineyard National Bancorp (the “Seller”) and Vineyard Bancshares, Inc., a Minnesota corporation (the “Buyer”) (this Stock Purchase Agreement, including all Schedules hereto, is hereinafter referred to as the “Agreement”).

W I T N E S S E T H:

WHEREAS, Seller is a corporation duly organized and validly existing under California law;

WHEREAS, Vineyard Bank, National Association (the “Bank”), is a national banking association organized and existing under the laws of the United States, with authorized capital consisting of 50,000,000 shares of common stock, $1.34 par value per share, of which there are currently outstanding 1,218,700 shares (hereinafter referred to as the “Bank Shares”), all of which are owned by the Seller and subject to liens in favor of First Tennessee Bank National Association (the “Lender”);

WHEREAS, on May 5, 2008, the Bank was informed in writing by the Office of the Comptroller of the Currency (the “OCC”) that the Bank has been designated to be in “troubled condition” for purposes of Section 914 of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), and, on May 20, 2008, the Seller was informed in writing by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) that the Seller has been designated to be in “troubled condition” for purposes of Section 914 of FIRREA;

WHEREAS, on July 22, 2008, in cooperation with and at the request of the OCC, the Bank consented to the issuance of a consent order (the “Consent Order”), which, among other things, established timeframes for the completion of remedial measures which have been previously identified and are in process towards completion as part of the internally developed and independently implemented risk mitigation action plan (the “Action Plan”) adopted by the Board of Directors of the Seller;

WHEREAS, on September 23, 2008, the Seller entered into a written agreement with the Federal Reserve Board, which formalizes certain of the remedial measures which have been previously identified as part of the Action Plan;

WHEREAS, as a result of the issuance of the Consent Order, among other things, the Bank is no longer deemed to be “well-capitalized” and will be prohibited from renewing existing brokered deposits or accepting new brokered deposits without a waiver from the Federal Deposit Insurance Corporation (the “FDIC”), and, as a result of not being deemed “well capitalized,” the Bank’s borrowing costs and terms from the Federal Reserve Board, the Federal Home Loan Bank and other financial institutions, as well as the Bank’s premiums to the Deposit Insurance Fund and the Bank’s assessments and application fees paid to the OCC, are expected to increase;

WHEREAS, Douglas M. Kratz, the President and Chief Executive Officer of the Buyer, is a Director of the Seller and the Bank;

WHEREAS, the Buyer will commence a stock offering to raise at least $125,000,000.00 and intends to inject approximately $100,000,000.00 of the proceeds raised in the stock offering into the Bank;

WHEREAS, the Buyer intends to enter into the transactions contemplated by this Agreement in order to allow the Seller and the Bank to remedy the issues set forth in the Consent Order; and

WHEREAS, the Seller desires to sell, assign and transfer to the Buyer, and the Buyer desires to purchase, accept and receive from the Seller, the Bank Shares on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing premises and further in consideration of the mutual covenants herein contained, the parties hereto hereby agree as follows:

ARTICLE 1.

PURCHASE AND SALE OF THE BANK SHARES

On the terms and subject to the conditions herein set forth, the Seller hereby agrees to sell, transfer and deliver the Bank Shares to the Buyer, and the Buyer hereby agrees to purchase the Bank Shares from the Seller.

ARTICLE 2.

PURCHASE PRICE AND PAYMENT TERMS

2.1. Purchase Price.  The purchase price to be paid by the Buyer to the Seller for the Bank Shares shall be up to Eighteen Million and 00/100ths Dollars ($18,000,000.00), which shall consist of (a) a payment of Ten Million and 00/100ths Dollars ($10,000,000.00) (the “Initial Purchase Price”) and (b) in the event that the conditions set forth in Article 10 are satisfied, an additional payment of Eight Million and 00/100ths Dollars ($8,000,000.00) (the “Additional Purchase Price”).  The purchase price payable pursuant to the foregoing sentence, plus any additional amounts added to the purchase price as a result of the bid procedures described in Section 12.5 and Schedule 12.5 of this Agreement, shall hereinafter be referred to as the “Purchase Price.”

2.2. Payment Terms.

(a)
On the Closing Date, an amount equal to the Initial Purchase Price, minus $1,000,000.00 (the “Carve-Out Funds”), shall be paid by the Buyer to the Lender in immediately available funds.  On the Closing Date, an amount equal to the Carve-Out Funds shall be paid by the Buyer to the Seller in immediately available funds.

(b)
On or before December 15, 2011, an amount equal to the Additional Purchase Price, if the conditions set forth in Article 10 are satisfied, shall be paid by the Buyer to the Lender in immediately available funds.

2.3. Accounting Standards.  For purposes of this Agreement, the “Determination Date” shall be the last day of the calendar month prior to the Closing Date.  For purposes of this Agreement, all information on the Bank’s financial statements shall be prepared in accordance with generally accepted accounting principles as modified by applicable regulatory accounting principles and consistent with past practices, which in the case of unaudited interim financial statements includes their being subject to normal and recurring year-end adjustments and the absence of footnotes (“Accounting Standards”).  The Seller shall cause the Bank’s regularly-employed accountants to compile and deliver to Seller and the Buyer a balance sheet, income statement and statement of changes in stockholder’s equity of the Bank as of and for the year to date period ending on the Determination Date (hereinafter the “2009 Financial Statements”) certified by the chief executive officer or the chief financial officer of the Bank.  A copy of the 2009 Financial Statements shall be provided to the Buyer as soon as available and in no event less than three (3) days prior to the Closing Date.  Any expenses incurred in connection with the preparation of the 2009 Financial Statements shall be accrued on the 2009 Financial Statements.

ARTICLE 3.

CLOSING

The closing of the purchase and sale of the Bank Shares contemplated hereunder shall take place at the offices of Winthrop & Weinstine, P.A., 225 South Sixth Street, Suite 3500, Minneapolis, Minnesota  55402, at 10:00 a.m. no later than the fifth (5th) day (or next business day if the 5th day is a Saturday, Sunday or holiday) following receipt by the Buyer of (a) the Requisite Approval (as defined in Section 9.9), (b) all necessary regulatory approvals and the expiration of all applicable waiting periods, and (c) the 2009 Financial Statements, said date to be determined by the Buyer in its discretion, or on such other day or at such other time or place as may be mutually agreed upon by the Buyer and the Seller (said day of closing hereinbefore and hereinafter called the “Closing Date”).

ARTICLE 4.

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as disclosed in the disclosure schedules delivered by the Seller to the Buyer not later than fourteen (14) days after the execution of this Agreement and as updated pursuant to Section 12.4 (the “Seller Disclosure Schedules”), the Seller hereby represents and warrants to the Buyer that, as of the date hereof (and as of the Closing Date):

4.1. Organization and Authority.  The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, taken as a whole, and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted.  The Seller is registered as a bank holding company with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the “Act”).  The Bank is a national association duly organized, validly existing and in good standing under the laws of the United States, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, taken as a whole, and has the corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted.

4.2. Subsidiaries.  Schedule 4.2(a) sets forth a complete and correct list of all of the Bank’s “Subsidiaries” (as defined in Section 225.2(o) of Regulation Y promulgated by the Federal Reserve Board; each a “Bank Subsidiary” and, collectively, the “Bank Subsidiaries”), and all outstanding Equity Securities (as defined in Section 4.3) of each Bank Subsidiary, all of which are owned directly or indirectly by the Bank except as set forth on Schedule 4.2(b).  All of the outstanding shares of Equity Securities of the Bank Subsidiaries owned directly or indirectly by the Bank are validly issued, fully paid and nonassessable and are owned free and clear of any lien, claim, charge, option, encumbrance, agreement, mortgage, pledge, security interest or restriction (a “Lien”) with respect thereto except as set forth on Schedule 4.2(c).  Each of the Bank Subsidiaries listed on Schedule 4.2(a) is a corporation, bank or savings bank duly incorporated or organized and validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.  Each of the Bank Subsidiaries is duly qualified to do business in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so qualified.  Neither the Bank nor any Bank Subsidiary owns beneficially, directly or indirectly, any shares of any class of Equity Securities (as defined in Section 4.3) or similar interests of any corporation, bank, business trust, association or organization, or any interest in a partnership or joint venture of any kind, other than those identified as Bank Subsidiaries in Schedule 4.2(a) hereof.  True and complete copies of the Articles of Incorporation and Bylaws of each of the Bank Subsidiaries certified by an officer of the Bank have been delivered to the Buyer.

4.3. Bank Capitalization.  The authorized capital of the Bank consists of 50,000,000 shares of common stock with a $1.34 par value, of which 1,218,700 shares are issued and outstanding.  Except for the Bank Shares, there are no Equity Securities of the Bank issued and outstanding.  “Equity Securities” of an issuer means capital stock or other equity securities of such issuer, options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock or other equity securities of such issuer, or contracts, commitments, understandings or arrangements by which such issuer is or may become bound to issue additional shares of its capital stock or other equity securities of such issuer, or options, warrants, scrip or rights to purchase, acquire, subscribe to, calls on or commitments for any shares of its capital stock or other equity securities.  The Bank Shares are validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive right of any stockholder of the Bank.

4.4. Insured Status.  The Bank is an insured bank under the provisions of Chapter 16 of Title 12 of United States Code Annotated, relating to the Federal Deposit Insurance Corporation, and no act or default on the part of the Bank has occurred which might adversely affect the status of the Bank as an insured bank under said Chapter.

4.5. Authority.  The Seller has full corporate power and authority to enter into, execute and deliver this Agreement and, subject to the receipt of any required regulatory approvals and obtaining the Requisite Approval, to consummate the transactions contemplated hereby and any instruments or agreements required herein.  The execution, delivery and performance of this Agreement by the Seller and the consummation of the transactions contemplated hereby in accordance with and subject to the terms of this Agreement have been duly authorized by all necessary corporate action, including, without limitation, approval by the Board of Directors of the Seller, subject to obtaining Requisite Approval, if applicable.

4.6. No Violation.

(a)
Except as provided in Schedule 4.6, neither the execution and delivery by the Seller of this Agreement nor the consummation of the transactions contemplated hereby nor compliance by the Seller with any of the provisions hereof will:

(i)	violate or conflict with any provision of the Articles of Incorporation or the Bylaws of the Seller, or violate or conflict with any provision of the Articles of Association or the Bylaws of the Bank;

(ii)
violate or constitute a default under or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any agreement or instrument to which the Seller or the Bank is a party or by which any of them or any of their properties or assets is bound, except as has been duly and validly waived, consented to or approved by the other parties to such agreement or instrument;

(iii)
result in the creation or imposition of any security interest, Lien or other encumbrance upon any assets of the Seller or the Bank under any agreement or commitment to which the Seller or the Bank is a party or by which the Seller or the Bank is bound or to which any of the Seller’s or the Bank’s assets is subject; or

(iv)
violate any statute or law or any judgment, order, decree, regulation or rule of any court or Governmental Authority (as defined in Section 6.1(a)) applicable to the Seller or the Bank or any of their assets;

in the case of (ii), (iii) and (iv) above, except to the extent that such violation, default, security interest, Lien or other encumbrance would not have, either individually or in the aggregate, a Material Adverse Effect on the Seller and the Bank, considered as a whole.

(b)
For purposes of this Agreement, “Material Adverse Effect” means, with respect to the Seller or the Bank, as the case may be, a condition, event, change or occurrence that has a material adverse effect upon (i) the financial condition, results of operations, loans, securities, deposit accounts, business or properties of the Seller or the Bank (other than any condition, event, change or occurrence resulting from (A) changes in laws or regulations or accounting rules of general applicability or interpretations thereof; (B) the effect of the public announcement, pendency or consummation of the transactions contemplated hereby (including the incurrence of expenses incurred in connection with this Agreement and the transactions contemplated hereby); (C) any change resulting from the compliance by the Seller or the Bank with the terms of, or the taking of any action by the Seller or the Bank contemplated or permitted by, this Agreement; (D) changes affecting the financial services industry generally; (E) changes in general economic, financial or securities market conditions in the United States or elsewhere; (F) changes in market interest rates, real estate markets or other market conditions applicable to California banks or thrift institutions generally; or (G) any outbreak of major hostilities in which the United States is involved or any act or insurrection, sabotage, or terrorism within the United States or directed against its facilities or citizens wherever located), or (ii) the ability of the Seller or the Bank to perform its obligations under, and to consummate the transactions contemplated by, this Agreement.

4.7. Financial Statements.

(a)
The following financial statements of the Bank have been or will be delivered to the Buyer and are incorporated by reference herein:  the reports of condition and income of the Bank as of and for the year ended December 31, 2007 and the nine months ended September 30, 2008 and the 2009 Financial Statements (collectively, the “Bank Financial Statements”).

(b)
Each of the Bank Financial Statements is true and correct in all material respects, and each of the Bank Financial Statements has been prepared in accordance with the Accounting Standards during the periods involved, and presents fairly in all material respects the financial position of  the Bank at the date thereof and the results of operations, changes in stockholders’ equity and cash flows, as applicable, of the Bank for the period stated therein.

4.8. Loans.  To the Knowledge of Seller, all notes and other evidences of indebtedness executed and delivered to the Bank in connection with any of the loans reflected in the records of the Bank or in the Bank Financial Statements, including, without limitation, any and all security agreements, guarantees, mortgages and other collateral documents accompanying the same, (a) are not subject to any set-off, counterclaim or defense, including but not limited to the defenses of usury, fraud, or forgery, nor will the exercise of any right thereunder render such note or other evidence of indebtedness unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, and no such right of rescission, set-off, counterclaim or defense has been asserted in any proceeding, (b) are correct in amount, genuine as to signatures of the makers, endorsers or signatories thereof or thereto and were given for valid consideration in the full amount shown on the books and records of the Seller or the Bank, and (c) represent binding claims against such makers, endorsers or signatories for the full amount shown on the books and records of the Seller or the Bank, subject, in each case, to the enforcement of equitable remedies, bankruptcy, insolvency, moratorium and other laws affecting the rights of creditors generally and the judicial limitation of the performance of the remedy of specific performance and to the allowance for loan losses contained in the Bank Financial Statements.  Notwithstanding the foregoing representations or any other representation contained in this Article 4, the Seller makes no representation as to the collectability of any of the Bank’s loans due to any borrower’s financial inability to pay.

4.9. Insider Loans.  Set forth on Schedule 4.9 is a list of any and all outstanding notes or other evidences of indebtedness executed and delivered by insiders of the Bank to the Bank.  The Seller shall also provide the Buyer with a list of insider loans on the Closing Date.  For purposes of this Section 4.9, “insider” shall mean any officer or director of the Seller or the Bank or any shareholder of the Seller owning 5% or more of the Seller’s stock or any members of the immediate families or related interests of such officers, directors or shareholders, as the terms “immediate families” and “related interests” are defined in §§ 215.2(g) and (n) of Regulation O (12 C.F.R. §§ 215.2(g) and (n)).

4.10. Participation Loans.  Schedule 4.10 attached hereto contains a summary listing, including primary terms, of all outstanding loans or other evidences of indebtedness in which the Bank has participated with other parties either as the originating lender or as a participant.

4.11. Taxes.  With respect to taxes:

(a)
all material federal and state taxes due and assessable against or measured by the earnings or income of the Bank for the calendar year ended December 31, 2007, and all prior calendar years, have been paid in full, except for those taxes being contested in good faith;

(b)
for calendar year 2008, and for calendar year 2009 up through the Determination Date, the Bank has and will have maintained adequate monthly accruals and reserves for any and all projected taxes assessable against or measured by the earnings or income of the Bank to date;

(c)
the Bank has filed all federal and state income tax returns and all other returns with respect to any taxes, either federal, state or local, which are required to be filed and (i) said returns have been correctly and accurately prepared in all material respects, (ii) all taxes reflected thereon have been paid, (iii) no notice of any deficiency, assessments or additions to tax has been received by the Bank, and the Bank has not waived any statute of limitations with respect to any taxes reflected on said returns, and (iv) deferred taxes have been properly reflected on the Bank Financial Statements.

To the Knowledge of Seller, there are no other material taxes of any kind or character for which the Bank is or may be liable which are now past due, delinquent and/or unpaid.

4.12. Judgments.  Except as set forth in Schedule 4.12, as of the date hereof, there are no unsatisfied judgments of record against the Seller or the Bank.

4.13. Undisclosed Liabilities.  As of the date of the 2009 Financial Statements, there will be no material liabilities of any kind or character outstanding for which the Bank is liable which are not reflected in the 2009 Financial Statements and would be required to be reflected under the Accounting Standards.

4.14. Regulatory Reporting.  Except as disclosed on Schedule 4.14, the Seller and the Bank have timely filed all applicable reports, returns and filing information data required to be filed with any and all Governmental Authorities and regulatory agencies, including any and all federal and state banking authorities where the failure to file such reports, returns and filing information data would have an adverse effect on the Bank.

4.15. Employment Contracts.  Except as disclosed on Schedule 4.15, the Bank has no written or oral contracts or commitments relating to the employment of its officers or employees.  With respect to those certain Two Year Change Of Control letter agreements (the “Change Of Control Agreements”) entered into by the Bank with some of its employees as disclosed on Schedule 4.15, the Bank has given notice to each employee covered by a Change Of Control Agreement that the Bank does not wish to extend such Agreement beyond December 31, 2008.

4.16. Title to the Bank Shares.  The Seller owns the Bank Shares and will deliver the Bank Shares to the Buyer on the Closing Date, free and clear of any and all security interests, Liens, encumbrances, restrictions, claims or other defects in title, and the Bank Shares constitute 100% of the issued and outstanding Equity Securities of the Bank.

4.17. No Adverse Change.  Except as set forth on Schedule 4.17, since September 30, 2008, there has not been:

(a)	Any event or occurrence that would have a Material Adverse Effect on the Bank;

(b)
Any increase (other than those in the ordinary course of business) in the wages, salaries, compensation, pension or other benefits payable or to become payable by the  Bank to any of their respective officers, employees or agents;

(c)
Any incurrence by the Bank of any obligations or liabilities, whether absolute, accrued, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others), other than obligations and liabilities incurred in the ordinary course of business;

(d)	Any issuance or agreement to issue any Equity Securities of the Bank;

(e)
Any discharge or satisfaction of any Lien or encumbrance or payment of any obligation or liability by the Bank other than current liabilities shown or reflected on the Financial Statements or current liabilities incurred since that date in the ordinary course of business;

(f)
The mortgage, pledge or subjection to Lien, security interest or any other encumbrance of any of the Bank’s assets, real or personal, tangible or intangible, other than in the ordinary course of business;

(g)
The sale or transfer of any of the Bank’s tangible assets, or the cancellation or release of any debts or claims owing to the Bank, except, in each case, cancellation or release of debts pursuant to the workout of a non-performing loan or otherwise in the ordinary course of the Bank’s business;

(h)	Entry by the Bank into any other transaction other than in the ordinary course of business;

(i)	The sale, assignment, transfer or encumbrance by the Bank of any trademarks, trade names or other intangible assets; or

(j)	Any decrease in the core deposits of the Bank of five percent (5%) or more.

4.18. Litigation.  Except as described fully on Schedule 4.18, as of the date hereof, and as of the date Schedule 4.18 is delivered to the Buyer, there are no actions, proceedings, investigations or inquiries pending or, to the Knowledge of the Seller, threatened (i) which question the validity of this Agreement or any action taken or to be taken pursuant hereto or (ii) which would have, either individually or in the aggregate, a Material Adverse Effect on the Seller and the Bank, considered as a whole.

4.19. Title to Property.

(a)
Except as described in Schedule 4.19, the Bank has good and marketable title to all of its properties (real and personal, tangible and intangible) and assets reflected in the  Bank Financial Statements or otherwise represented as being owned by it, free and clear of all mortgages, pledges, Liens, conditional sales agreements or other encumbrances of any kind or nature except those reflected as liabilities on the Bank Financial Statements and except for Permitted Liens.

(b)
For purposes of this Agreement, “Permitted Liens” means any of the following (i) Liens for taxes that (A) are not yet due or delinquent or (B) are being contested in good faith by appropriate proceedings in accordance with applicable laws, (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law, in each case, for amounts not yet due or amounts being contested in good faith by appropriate proceedings in accordance with applicable laws, (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance or other types of social security, (iv) leases or subleases granted to other persons that do not materially interfere with the conduct of the business of the Bank, (v) Liens in favor of a customer of the business arising in the ordinary course of business, (vi) with respect to any of the properties underlying the real property leases, any Lien affecting the interest of the landlord thereunder, (vii) rights of the third party owners or licensors of software that is licensed from such third parties for use in the business and (viii) Liens reflected as liabilities on the Bank Financial Statements.

4.20. Real Property.

(a)
A list of each parcel of real property owned by the Bank (other than real property acquired in foreclosure or in lieu of foreclosure in the course of the collection of loans and being held by the Bank for disposition as required by law) is set forth in Schedule 4.20(a) under the heading “Owned Real Property” (such real property being herein referred to as the “Owned Real Property”).  A list of each parcel of real property leased by the Bank is also set forth in Schedule 4.20(a) under the heading “Leased Real Property” (such real property being herein referred to as the “Leased Real Property”), which list also identifies each piece of Leased Real Property whose lease contains change in control terms which will be triggered by the transaction contemplated by this Agreement.  Collectively, the Owned Real Property and the Leased Real Property are herein referred to as the “Real Property.”

(b)	There is no pending action involving the Bank as to the title of or the right to use any of the Real Property.

(c)
Schedule 4.20(c) contains a list of all real property acquired by the Bank in foreclosure or in lieu of foreclosure and being held for disposition as required by law and property held by the Bank in its capacity as trustee.

(d)
None of the buildings, structures or improvements located on the Real Property is the subject of any official complaint or notice by any Governmental Authority of violation of any applicable zoning ordinance or building code, and there is no zoning ordinance, building code, use or occupancy restriction or, to Knowledge of Seller, condemnation action or proceeding pending or, threatened, with respect to any such building, structure or improvement which will or reasonably could materially interfere with the use of any of the Real Property.  The Real Property is in generally good condition for its intended purpose, ordinary wear and tear excepted, and has been maintained in accordance with reasonable and prudent business practices applicable to like facilities.

(e)
To the Knowledge of the Seller, the Bank has not caused the use, generation, treatment, storage, disposal or release at any Real Property of any Toxic Substance, except in accordance in all material respects with all applicable federal, state and local laws and regulations.  “Toxic Substance” means any hazardous, toxic or dangerous substance, pollutant, waste, gas or material, including, without limitation, petroleum and petroleum products, metals, liquids, semi-solids or solids, that are regulated under any federal, state or local statute, ordinance, rule, regulation or other law pertaining to environmental protection, contamination, quality, waste management or cleanup.  There are no underground storage tanks located on, in or under any Owned Real Property or, to the Knowledge of the Seller, the Leased Real Property.

4.21. Leases.  The Schedule of Leases attached hereto in Schedule 4.21 sets forth a complete and correct listing of all leases of real property to which the Bank is a party (collectively, the “Bank Building Leases”).  The Seller has delivered to the Buyer complete and correct copies of all lease agreements described in said Schedule together with any and all amendments thereto, each such lease agreement is valid, binding and legally enforceable by the parties thereto and subsisting and no event has occurred or condition exists which constitutes, or after notice or lapse of time or both would constitute, a default thereunder.

4.22. Condition of Assets.  Except as set forth on Schedule 4.22, there is no material asset used by the Bank in the conduct of its business which is not either owned by the Bank or leased to the Bank under appropriate licenses or leases; and all such assets owned or used by the Bank are, and on the Closing Date will be, reasonably fit and suitable for the uses and purposes for which they were intended and, to the Knowledge of the Seller, in good operating condition subject to normal wear and tear and maintenance requirements, except where such failure to be in good operating condition would not materially impair the operation of the Bank as presently conducted.

4.23. Loans, Commitments and Contracts.

(a)
Except for the contracts and leases required to be listed on Schedule 4.21 and the loans required to be listed on Schedule 4.9, and except as otherwise listed on Schedule 4.23(a), the Bank is not a party to or bound by any:

(i)	agreement, contract, arrangement, understanding or commitment with any labor union;

(ii)	material franchise or license agreement, excluding software license agreements entered into in the ordinary course of business;

(iii)	written employment, severance, termination pay, agency, consulting or similar agreement or commitment in respect of personal services;

(iv)	agreement, indenture or other instrument not disclosed in the Bank Financial Statements relating to the borrowing of money by the Bank or the guarantee by the Bank of any such obligation;

(v)
contract containing covenants which limit the ability of the Bank to compete in any line of business or with any Person (as defined below)  or which involves any restrictions on the geographical area in which, or method by which, the Bank may carry on its respective business (other than as may be required by law or any applicable regulatory authority);

(vi)	data processing, item processing or ATM contracts or agreements;

(vii)
loans or other obligations payable or owing to any officer, director or employee of the Bank except (A) salaries, wages and directors’ fees or other compensation incurred and accrued in the ordinary course of business and (B) obligations due in respect of any depository accounts maintained by any of the foregoing with the Bank in the ordinary course of business; or

(viii)
other agreement, contract, arrangement, understanding or commitment involving an obligation by the Bank of more than $50,000 extending beyond six months from the date hereof that cannot be canceled without cost or penalty upon notice of 30 days or less, other than contracts entered into in respect of deposits, loan agreements and commitments, notes, security agreements, repurchase and reverse repurchase agreements, Treasury, tax and loan notes, bankers’ acceptances, outstanding letters of credit and commitments to issue letters of credit, participation agreements and other documents relating to transactions entered into by the Bank in the ordinary course of business and not involving extensions of credit with respect to any one entity or related group of entities.  For purposes of this Agreement, “Person” shall be broadly interpreted and includes an individual, body corporate, partnership, joint venture, trust, association, unincorporated organization, any Governmental Authority, the executors, administrators or other legal representatives of an individual or any other entity recognized by law and pronouns having a similarly extended meaning.

(b)	The Bank carries property, liability, director and officer, errors and omissions and other insurance coverage as set forth in Schedule 4.23(b) under the heading “Insurance.”

(c)
True, correct, and complete copies of the agreements, contracts and other documents referred to in Section 4.23(a) have been included with Schedule 4.23(a) hereto or otherwise delivered to the Buyer.  True, correct and complete copies of the agreements, contracts, insurance policies and other documents referred to in Schedules 4.23(a) and 4.23(b) have been or shall be furnished or made available to the Buyer.

(d)
Each of the agreements, contracts, insurance policies and other documents referred to in Schedules 4.23(a) and 4.23(b) is a valid, binding and enforceable obligation of the parties sought to be bound thereby, except as the enforceability thereof against the parties thereto (other than the Bank) may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws now or hereafter in effect relating to the enforcement of creditors’ rights generally, and except that equitable principles may limit the right to obtain specific performance or other equitable remedies.

(e)	Schedule 4.23(e) contains a true, correct and complete listing by account as of October 31, 2008, of all loans of the Bank that have been internally classified as

“watch,” “special mention,” “substandard,” “doubtful” or “loss” and any other Bank loan that is over ninety (90) days past due as of October 31, 2008.

4.24. Employee Benefit Plans.

(a)
Schedule 4.24(a) lists all pension, retirement, supplemental retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, consulting, bonus, medical, disability, workers’ compensation, vacation, group insurance, severance and other employee benefit, incentive and welfare policies, contracts, plans and arrangements, and all trust agreements related thereto, maintained by or contributed to by the Seller or the Bank as of the date hereof in respect of any of the present or former directors, officers, or other employees of and/or consultants to the Seller or the Bank and which would be required to be continued by the Bank after Closing (collectively “Bank Employee Plans”).  The Seller has furnished the Buyer with the following documents with respect to each Bank Employee Plan:  (i) a true and complete copy of all written documents comprising such Bank Employee Plan (including amendments and individual agreements relating thereto) or, if there is no such written document, an accurate and complete description of the Bank Employee Plan; (ii) the most recently filed Form 5500 or Form 5500-C/R (including all schedules thereto), if applicable; (iii) the most recent financial statements and actuarial reports, if any; (iv) the summary plan description currently in effect and all material modifications thereof, if any; and (v) the most recent determination letter from the Internal Revenue Service (“IRS”), if any.

(b)
All  Bank Employee Plans have been maintained and operated in all material respects in accordance with their terms and the requirements of all applicable statutes, orders, rules and final regulations, including, without limitation, to the extent applicable, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the Internal Revenue Code of 1986, as amended (the “Code”).  All contributions required to be made to the Bank Employee Plans by the Bank have been made or reserved.

(c)
With respect to each of the Bank Employee Plans which is a pension plan (as defined in Section 3(2) of ERISA) (the “Pension Plans”): (i) each Pension Plan which is intended to be “qualified” within the meaning of Section 401(a) of the Code has been determined to be so qualified by the IRS and such determination letter may still be relied upon, and each related trust is exempt from taxation under Section 501(a) of the Code; (ii) the present value of all benefits vested and all benefits accrued under each Pension Plan which is subject to Title IV of ERISA did not, in each case, as of the last applicable annual valuation date, exceed the value of the assets of the Pension Plan allocable to such vested or accrued benefits; (iii) there has been no “prohibited transaction,” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could subject any Pension Plan or associated trust, or the Seller or the Bank, to any material tax or penalty; (iv) no defined benefit Pension Plan or any trust created thereunder has been terminated, nor have there been any “reportable events” with respect to any Pension Plan, as that term is defined in Section 4043 of ERISA since January 1, 2003; and (v) no Pension Plan or any trust created thereunder has incurred any “accumulated funding deficiency,” as such term is defined in Section 302 of ERISA (whether or not waived).  No Pension Plan is a “multiemployer plan,” as that term is defined in Section 3(37) of ERISA.

(d)
Except as disclosed in Schedule 4.24(d) or as reflected on the Bank Financial Statements or the notes thereto, the Bank has no liability for any post-retirement health, medical or similar benefit of any kind whatsoever, except as required by statute or regulation.

(e)	The Bank has no material liability under ERISA or the Code as a result of its being a member of a group described in Sections 414(b), (c), (m) or (o) of the Code.

(f)
Except as disclosed in Schedule 4.24(f), neither the execution nor delivery of this Agreement, nor the consummation of any of the transactions contemplated hereby, will (i) result in any payment (including, without limitation, severance, unemployment compensation or golden parachute payment) becoming due to any director or employee of the Bank, (ii) increase any benefit otherwise payable under any of the Bank Employee Plans or (iii) result in the acceleration of the time of payment of any such benefit.  The Seller shall use its best efforts to insure that no amounts paid or payable by the Bank or the Buyer to or with respect to any employee or former employee of the Seller or the Bank will fail to be deductible for federal income tax purposes by reason of Section 280G of the Code.

(g)
The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the terms of any of the Pension Plans; (ii) violate any provision of ERISA or the Code; or (iii) cause any Pension Plan to cease to be “qualified” within the meaning of Section 401(a) of the Code.

4.25. Compliance with Law.

(a)
The Seller and the Bank have all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all regulatory authorities that are required in order to permit them to own or lease their respective properties and assets and to carry on their respective businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current in each case, except where failure to have such permits, licenses, authorizations, orders and approvals would not have, either individually or in the aggregate, a Material Adverse Effect on the Seller and the Bank, considered as a whole.

(b)
(i) The Bank has complied in all material respects with all laws, regulations and orders (including, without limitation, zoning ordinances, building codes, ERISA, the Americans with Disabilities Act, and securities, tax, environmental, civil rights, and occupational health and safety laws and regulations including, without limitation, in the case of the Bank, all statutes, rules, regulations and policy statements pertaining to the conduct of a banking, deposit-taking, lending or related business, or to the exercise of trust powers) and governing instruments applicable to it and to the conduct of its business, and (ii) the Bank is not in default under, and no event has occurred which, with the lapse of time or notice or both, could result in the default under, the terms of any judgment, order, writ, decree, permit, or license of any regulatory authority or court, whether federal, state, municipal or local, and whether at law or in equity, except where such failure to comply or such default, in either case, would not have, either individually or in the aggregate, a Material Adverse Effect on the Bank.

(c)
Except as set forth on Schedule 4.25(c), the Bank is not subject to or shall incur a material liability as a result of its ownership, operation, or use of any Property (as defined below) (whether directly or, as a consequence of such Property being acquired in foreclosure or in lieu of foreclosure or being part of the investment portfolio of the Bank) (A) that is contaminated by or contains any Toxic Substance (as defined in Section 4.20(e)), including, without limitation, petroleum and petroleum products, asbestos, PCBs, pesticides, herbicides and any other substance or waste that is hazardous to human health or the environment and regulated by federal, state or local law, or (B) on which any Toxic Substance has been stored, disposed of, placed or used at the Property or in the construction of structures thereon.  “Property” shall include all property (real or personal, tangible or intangible) owned or controlled by the Bank, including, without limitation, property acquired under foreclosure or in lieu of foreclosure, property in which any venture capital or similar unit of the Bank has an ownership interest, and, to the Knowledge of the Seller, property held by the Bank in its capacity as a trustee.  No claim, action, suit or proceeding is pending against the Bank or, to the Knowledge of the Seller, threatened against the Bank, and no claim has been asserted against the Bank, relating to Property of the Bank and Toxic Substances, pollution or the environment, before any court or other regulatory authority or arbitration tribunal, , and there is no outstanding judgment, order, writ, injunction, decree or award against or affecting the Bank with respect to the same.

(d)
Except as set forth on Schedule 4.25(d), the Bank has not received any notification or communication that has not been finally resolved from any regulatory authority (i) asserting that the Bank or any Property is not in substantial compliance with any of the statutes, regulations or ordinances that such regulatory authority enforces, (ii) threatening to revoke any license, franchise, permit or governmental authorization that reasonably could be expected to have a material adverse effect on the Bank, taken as a whole, including, without limitation, the Bank’s status as an insured depository institution under the Federal Deposit Insurance Act, or (iii) requiring or threatening to require the Bank, or indicating that the Bank may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement restricting or limiting or purporting to direct, restrict or limit in any manner the operations of the Bank, including, without limitation, any restriction on the payment of dividends.  Except as set forth on Schedule 4.25(d), no such cease and desist order, agreement or memorandum of understanding or other agreement is currently in effect.

4.26. Fidelity Bonds.  Except as disclosed on Schedule 4.26, the Bank has continually maintained a fidelity bond insuring it against acts of dishonesty by its employees in such amounts as are disclosed in Schedule 4.26.  Except as disclosed on Schedule 4.26, no claims have been made under such bond, and the Seller is not aware of any facts which would form the basis of a claim under any such bonds.

4.27. Execution and Enforceability.  This Agreement has been duly executed and delivered by the Seller and constitutes a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms subject to the enforcement of equitable remedies, bankruptcy, insolvency, moratorium and other laws affecting the rights of creditors generally and the judicial limitations of the performance of the remedy of specific performance.

4.28. Investments.  All investment securities owned by the Bank are suitable investments under the Supervisory Policy Statement on Investment Securities and End User Derivatives Activities dated April 23, 1998 of the Federal Financial Institutions Examination Council.

4.29. Loan Loss Reserves and Allowances.  The allowances for loan losses contained in the Bank Financial Statements were established in accordance with (a) the past practices and experiences of the Bank, (b) the Accounting Standards and (c) applicable regulatory requirements.

4.30. Compensation.  Schedule 4.30 sets forth (a) the current salary level for each Bank employee as of September 30, 2008, and (b) any bonuses paid or proposed to be paid to Bank employees during 2008.

4.31            Seventh Modification Agreement.  The Seventh Modification Agreement and Covenant Waiver attached hereto as Schedule 4.31 (the “Modification”) has been executed by the Seller and the Lender prior to or contemporaneously with the signing of this Agreement.  The Modification governs all of the loans and other obligations outstanding between the Lender and the Seller.

ARTICLE 5.

REPRESENTATIONS AND WARRANTIES OF THE BUYER

In connection with and as an inducement to the Seller to enter into and be bound by the terms of this Agreement, the Buyer warrants and represents to the Seller that, as of the date hereof (and as of the Closing Date):

5.1. Organization and Corporate Power.  The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota.  Subject to receiving the necessary regulatory approvals, the Buyer has all requisite power, authority, charters, licenses and franchises necessary or required by law to acquire the Bank Shares from the Seller.

5.2. Authority Relative to this Agreement.  The execution and delivery of this Agreement by the Buyer and the consummation by the Buyer of the transactions contemplated hereby have been (or will be prior to the Closing Date) duly authorized by the Board of Directors of the Buyer, and no other corporate proceedings on the part of the Buyer are necessary to authorize this Agreement and such transactions.

5.3. Execution and Enforceability.  This Agreement has been duly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer enforceable in accordance with its terms subject to the enforcement of equitable remedies, bankruptcy, insolvency, moratorium and other laws affecting the rights of creditors generally and the judicial limitations of the performance of the remedy of specific performance.

5.4. Consents and Approvals.  Except for the filing of applications, notices and other documents necessary to obtain, and the receipt of, regulatory approvals, no consents or approvals of, or filings or registrations with any governmental entity or with any third party are necessary in connection with the execution and delivery by the Buyer of this Agreement, or the consummation by the Buyer of the transactions contemplated herein.

ARTICLE 6.

REGULATORY FILINGS, CONSENTS

6.1. Regulatory Filings, Consents.

(a)
Each of the Buyer, the Seller and the Bank shall cooperate and use their respective commercially reasonable efforts (i) to, as soon as practicable after the execution of this Agreement, prepare all documentation to effect all filings, to obtain all permits, consents, approvals and authorizations of any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality (collectively “Governmental Authorities”) necessary to consummate the transactions contemplated by this Agreement, including, without limitation, the filing by the Buyer of an application (the “Application”) with the Federal Reserve Bank of San Francisco pursuant to Section 3 of the Act, (ii) to comply with the terms and conditions of such permits, consents, approvals and authorizations and (iii) to cause the transactions contemplated hereby to be consummated as expeditiously as practicable (including by avoiding or setting aside any preliminary or permanent injunction or other order of any United States federal or state court of competent jurisdiction or any other Governmental Authority).  The Buyer and the Seller will furnish each other and each other’s counsel with all information concerning themselves, their subsidiaries, directors, trustees, officers and shareholders and such other matters as may be necessary or advisable in connection with the Application or any other application, petition or any other statement or application made by or on behalf of the Buyer or the Seller to any Governmental Authority in connection with the transactions contemplated by this Agreement.  Each party hereto shall have the right to review and approve in advance all characterizations of the information relating to such party that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority.  In addition, the Buyer and the Seller shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing; provided that the Buyer shall not be required to give the Seller copies of any information concerning the Buyer that is considered confidential information of the Buyer as determined by the Buyer in its sole discretion.

(b)
The Seller will notify the Buyer promptly and shall promptly furnish Buyer with copies of notices or other communications received by the Seller or the Bank of (i) any communication from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from the Seller, the Bank or its representatives), (ii) subject to applicable Laws and the instructions of any Governmental Authority, any communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (and the response thereto from the Seller, the Bank or its representatives) and (iii) any legal actions threatened or commenced against or otherwise affecting the Seller or the Bank that are related to the transactions contemplated hereby (and the response thereto from the Seller, the Bank or its representatives).

(c)
The Buyer will notify the Seller promptly and shall promptly furnish the Seller with copies of notices or other communications received by the Buyer of (i) any communication from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the transactions contemplated by this Agreement (and the response thereto from the Buyer or its representatives), (ii) subject to applicable Laws and the instructions of any Governmental Authority, any communication from any Governmental Authority in connection with the transactions contemplated by this Agreement (and the portion of the response thereto from the Buyer or its representatives that does not include confidential information of the Buyer as determined by the Buyer in its sole discretion), and (iii) any legal actions threatened or commenced against or otherwise affecting the Buyer that are related to the transactions contemplated by this Agreement (and the response thereto from the Buyer or its representatives).

ARTICLE 7.

DELIVERY OF DOCUMENTS

On the Closing Date, the Buyer and the Seller shall execute and/or deliver to the other party the following documents, instruments and agreements, together with such other documents, instruments and agreements as the other party (or its counsel) may reasonably request to consummate the purchase and sale contemplated hereby:

7.1. By the Buyer to the Seller and the Lender:

(a)	immediately available funds in the amount required in Section 2.1 hereof.

7.2. By the Seller to the Buyer:

(a)
certificates evidencing all of the Bank Shares being purchased and sold hereunder duly endorsed or otherwise accompanied by duly executed stock powers sufficient to transfer ownership of the said certificates and the shares of stock evidenced thereby to the Buyer;

(b)	a release by the Lender of any Lien in, on or against the Bank Shares;

(c)
resignations duly signed by such directors of the Bank as may be requested by the Buyer on or before the Closing Date and effective upon acceptance, pursuant to which such directors resign from their positions as officers and directors of the Bank;

(d)	the Certificate (as that term is defined in Section 9.1 hereof);

(e)	the 2009 Financial Statements three (3) days prior to the Closing Date;

(f)	the Opinion of Counsel as required in Section 9.5, if applicable;

(g)	Landlord Estoppel Certificates executed by each landlord for the Bank Building Leases in such form as reasonably acceptable to the Buyer;

(h)	the Landlord Consents (as hereinafter defined); and

(i)	evidence of the Requisite Approval having been obtained.

ARTICLE 8.

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER

All of the agreements and obligations of the Seller under this Agreement are subject to the fulfillment, on or prior to the Closing Date, of the following conditions precedent, any or all of which may be waived, in whole or in part, in writing by the Seller:

8.1. Performance and Compliance.  All representations and warranties of the Buyer set forth in this Agreement shall be true and correct in all material respects as of the Closing Date to the same extent and with the same effect as if made at and as of such date; the Buyer shall have performed and complied in all material respects with all of the agreements, covenants and conditions required by this Agreement to be performed or complied with by the Buyer on or prior to the Closing Date.

8.2. Regulatory Approval.  Any regulatory approval as required by the Act, or otherwise required by applicable law or regulation shall have been obtained.

8.3. No Termination.  Neither the Buyer nor Seller shall have terminated this Agreement as permitted herein.

8.4. Requisite Approval.  The Requisite Approval shall have been obtained.

ARTICLE 9.

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE BUYER

All of the agreements and obligations of the Buyer under this Agreement are subject to the fulfillment, on or prior to the Closing Date, of the following conditions precedent, any or all of which may be waived, in whole or in part, in writing by the Buyer:

9.1. Performance and Compliance.  All representations and warranties of the Seller (without giving effect to any limitations as to “materiality” or “Material Adverse Effect” set forth in such representations and warranties (other than the representations set forth in Section 4.17(a)) shall be true and correct in all respects, except for such failures to be true and correct as would not have, individually or in the aggregate, a Material Adverse Effect, in each case as of the date of this Agreement and as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date), the Seller shall have performed in all material respects all agreements and covenants to be performed hereunder on or prior to Closing and the Seller shall have delivered to the Buyer a certificate, dated as of the Closing Date, to all such effects (hereinafter referred to as the “Certificate”).

9.2. Regulatory Approval.  Any regulatory approval as required by the Act or otherwise required by applicable state or federal law or regulation shall have been obtained, and such approval shall not contain any conditions or restrictions that the Buyer reasonably considers will materially restrict or limit the business or activities of the Buyer, its subsidiaries or the Bank or have a material adverse affect on the business, financial condition or capitalization of the Bank.

9.3. No Termination.  Neither the Buyer nor Seller shall have terminated this Agreement as permitted herein.

9.4. Employment of Glen C. Terry.  On the Closing Date, the employment of Glen C. Terry, the Chief Executive Officer and President of the Bank shall not have been terminated by the Bank or Mr. Terry.

9.5. Opinion of Counsel.  If the Bank Shares are disposed of in the manner described in Sections 12.5(b)(i) or 12.5(b)(ii), the Buyer and its counsel shall be furnished with an opinion of legal counsel in such form as is reasonably acceptable to the Buyer and its counsel.

9.6. Consent of Landlord.  The Seller shall have obtained any required consents and/or approvals from the landlords under the Bank Building Leases consenting to and/or approving the purchase and sale of the Bank Shares hereunder (the “Landlord Consents”).

9.7. Change in Control Bonuses.  The Bank shall not be required to pay any bonuses (“Change in Control Bonuses”) to its employees under the Change Of Control Agreements.

9.8. Financing.  The Buyer shall have received subscriptions for at least $125,000,000.00 in the Stock Offering (as such term is defined in Section 12.5 hereof).

9.9. Requisite Approval.  The Requisite Approval shall have been obtained.  For purposes of this Agreement, “Requisite Approval” means any one of the following, as applicable: (a) the Shareholder Approval (as defined in Section 12.5(c)) if the Buyer and the Seller elect the method described in Section 12.5(b)(i); (b) the Lender Consent (as defined in Section 12.5(d)) and all instruments, documents and certificates necessary for the foreclosure on and subsequent sale of the Bank Shares to Buyer contemplated by Section 12.5(b)(ii) if the Buyer and the Seller elect the method described in Section 12.5(b)(ii); or (c) or the Bankruptcy Court Approval if the Buyer and the Seller elect the method described in Section 12.5(b)(iii).

9.10. Closing Balance Sheet.  At least three days prior to the Closing, the Buyer shall have received a balance sheet of the Bank as of the Determination Date, prepared in accordance with the Accounting Standards, showing combined Bank stockholders’ equity and loan loss reserve of at least $195,000,000, with at least $55,000,000 in the Bank’s loan loss reserve.

9.11. Douglas M. Kratz as a Director of the Bank.  On the Closing Date, Douglas M. Kratz shall not have been terminated or removed as a director of the Bank.

ARTICLE 10.

PAYMENT OF ADDITIONAL PURCHASE PRICE

The Additional Purchase Price shall be payable by the Buyer to the Lender only if the Bank’s Loan Losses (as defined below) for the period from and including October 1, 2008 through and including September 30, 2011 are less than $125,000,000.00.  For purposes of this Agreement, “Loan Losses” shall be defined as follows:  the sum of (a) any loan loss which occurs beginning on October 1, 2008 through and including September 30, 2011 and which is recognized in accordance with the Accounting Standards, (b) any losses on real property that is included in the Other Real Estate Owned (OREO) account (the “Oreo Account”) of the Bank as of October 1, 2008, and (c) any losses on real property that is added to the OREO Account following foreclosure by the Bank with respect to a Designated Loan (as defined below), whether or not the Bank recognizes any loss on the loan at the time of foreclosure.  Loan Losses shall be recognized only on those loans or loan assets (including OREO assets) which were reflected in the Bank Financial Statements as of September 30, 2008, and they will not include losses recognized on any loans made by the Bank subsequent to September 30, 2008 (the “Designated Loans”).  Loan Losses shall be netted against any recoveries with respect to the Designated Loans actually collected by the Bank on or prior to November 29, 2011.

ARTICLE 11.

EXPENSES AND BROKERS

Except as otherwise expressly provided in this Agreement, the Buyer and the Seller shall each pay their respective costs and expenses of any character incurred in connection with this Agreement or the transactions contemplated hereby, including, without limitation, any commissions, fees or other compensation payable to any finder or broker acting on behalf of such party in connection with the transaction contemplated by this Agreement.

ARTICLE 12.

COVENANTS

12.1. Operations Pending Closing.  The Seller hereby covenants to and agrees with the Buyer that, from the date hereof to the Closing Date or the termination of this Agreement, except with the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, the Seller will not cause or allow the Bank to:

(a)	fail to carry on its business in substantially the same manner as now being conducted;

(b)	declare, pay or make any cash dividend, stock dividend or other distribution with respect to the Equity Securities of the Bank;

(c)
issue or directly or indirectly sell, transfer or otherwise dispose of, or purchase, redeem, retire or otherwise acquire any Equity Securities of the Bank or any other Equity Securities, or agree to commit to do so;

(d)	subdivide or in any way reclassify any of the Equity Securities of the Bank;

(e)	grant any option or right to purchase or execute any agreement or otherwise commit to issue any Equity Securities of the Bank;

(f)	sell, transfer, lease, mortgage, pledge or otherwise dispose of or encumber any of the Bank’s assets or cancel any of the Bank’s claims except in the ordinary course of business;

(g)
fail to use its commercially reasonable efforts to preserve the Bank’s business, organization and goodwill and its existing relationships with its customers and others having business relationships with it;

(h)	amend the Bank’s Articles of Association or Bylaws;

(i)	incur any obligation or liability or enter into any transaction except in the ordinary course of the Bank’s business;

(j)	fail to take any action necessary and appropriate to maintain in full force and effect the Bank’s corporate existence, rights, licenses and franchises;

(k)	pay or commit to pay any salary, fee or other compensation at a rate in excess of that prevailing on September 30, 2008;

(l)	fail to maintain all existing policies of insurance with respect to the Bank in their present form and with their present coverage or comparable substitute policies;

(m)
enter into any employment, agency or other contract or agreement with respect to the performance of personal services which is not terminable by the Bank without liability, on thirty (30) days or less notice;

(n)	pay or commit to pay any bonus or other incentive compensation or any severance payments to any of the Bank officers, directors or employees;

(o)
sell any portion or all of the Bank’s loan or investment portfolios except in the ordinary course of business, or invest any of the Bank’s assets in any marketable securities, other than U.S. Treasury or U.S. Agency securities except in the ordinary course of business;

(p)
make any capital expenditures or commitment for capital expenditures in the aggregate for the Bank in excess of $50,000 other than written commitments or obligations in existence as of the date of this Agreement and disclosed on Schedule 12.1(p);

(q)
commit to make a loan or grant an extension of credit to any borrower (including any renewals of existing loans or additional advances on loans to existing borrowers of the Bank) which does not comply with the Bank’s loan policy and which is not consistent with the past lending practices of the Bank;

(r)	fail to accrue income and expenses on the Bank’s books in the ordinary course of business and in accordance with generally accepted accounting principles;

(s)	make loans to insiders as that term is defined in Section 4.9;

(t)	take any action outside the ordinary course of business, which will decrease the Bank’s stockholders’ equity between the Determination Date and the Closing Date; or

(u)
enter into or amend any other contract, agreement, understanding, arrangement or commitment not already described or addressed in this Section 12.1 involving an obligation by the Bank of more than $50,000, other than contracts entered into in respect of deposit agreements.

12.2. Purchase of Directors and Officers Insurance.  On or prior to the Closing Date, the Seller shall acquire directors and officers liability tail insurance covering the directors and officers of the Seller and the Bank which, as of the date of this Agreement, had an existing directors and officers liability insurance policy in effect (the “D&O Tail Insurance”).  The D&O Tail Insurance shall provide coverage comparable to the existing director and officer insurance policies it is intended to supplement and shall be for a period of at least one year from December 31, 2008, and the cost of such insurance will be accrued on the 2009 Financial Statements.

12.3. Current Information.  During the period from the date of this Agreement to the Closing Date, the Seller shall promptly furnish the Buyer with copies of all monthly and quarterly financial statements of the Bank as the same become available and shall cause its designated representative to confer on a regular and frequent basis with representatives of the Buyer.  Seller shall promptly notify the Buyer of any material change in the Bank’s business or operations and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving the Bank, and shall keep the Buyer fully informed of such events.  The Seller’s designated representative shall be Glen C. Terry and the Buyer’s designated representative shall be Douglas M. Kratz.

12.4. Update of Seller Disclosure Schedule Related to Section 4.23(e).  The Seller Disclosure Schedule related to Section 4.23(e) shall be updated by the Seller as of the Determination Date and a copy provided to the Buyer within five (5) days after the Determination Date.

12.5. Private Placement; Sale of Bank Shares.

(a)
The Buyer shall use its best efforts to satisfy the financing requirement set forth in Section 9.8, including, without limitation, promptly following the execution of this Agreement preparing a private placement memorandum and commencing a private placement stock offering (the “Stock Offering”) seeking subscriptions for shares of the Buyer’s stock.  When the Buyer has received subscriptions for at least $125,000,000.00 in the Stock Offering, the Buyer shall promptly provide the Seller and the Lender with written notification (the “Financing Notification”) that the financing requirement set forth in Section 9.8 has been satisfied.  The date on which the Seller sends the Financing Notification shall hereinafter be referred to as the “Financing Notification Date.”

(b)
Within two (2) business days following the Financing Notification Date, the Buyer and the Seller shall agree on the method of the Seller’s disposition of the Bank Shares, which shall be one of the following:  (i) a purchase of the Bank Shares by the Buyer from the Seller subject to the approval of the shareholders of the Seller; (ii) a foreclosure by the Lender on the Bank Shares pursuant to the pledge and security agreement(s) between Lender and Seller (the “Pledge Agreement”); or (iii) a purchase of the Bank Shares by the Buyer in a chapter 11 bankruptcy case commenced by the Seller subject to and in accordance with a Bankruptcy Court Approval.  For purposes of this Agreement, a “Bankruptcy Court Approval” means a United States Bankruptcy Court of competent jurisdiction shall have entered an order substantially in the form attached hereto as Exhibit A approving the sale of the Bank Shares to the Buyer free and clear of claims, Liens, security interests and encumbrances, including the Liens of the Lender, in accordance with 11 U.S.C. § 363(b), (f) and (m) and such order shall not have been stayed pending appeal.

(c)
If the Buyer and the Seller elect to transfer the Bank Shares pursuant to Section 12.5(b)(i), the Seller shall (i) as promptly as reasonably practicable following the Financing Notification Date, establish a record date for, duly call, give notice of, distribute proxy materials for, convene and hold a meeting of its shareholders, for the purpose of approving the sale of the Bank Shares to the Buyer (the “Special Meeting”); and (ii) subject to its ability to accept a Superior Proposal (as defined in Schedule 12.5), recommend to its shareholders the approval of the sale (such approval, the “Shareholder Approval”).

(d)
If the Buyer and the Seller elect to transfer the Bank Shares pursuant to Section 12.5(a)(ii), the Seller shall, within ten (10) days after the Financing Notification Date, seek the consent of the Lender in connection with a foreclosure on the Bank Shares pursuant to the Pledge Agreement (such consent, the “Lender Consent”).  The Buyer and the Seller shall, within ten (10) days after the Financing Notification Date, take all such appropriate action to facilitate the foreclosure by the Lender on the Bank Shares pursuant to the Pledge Agreement as soon as practicable after the Financing Notification Date, resulting in a conveyance to the Buyer of title to the Bank Shares, free and clear of all Liens, including the Liens of the Lender.  The parties hereto agree to execute and deliver all such instruments, documents and certificates as may be reasonably necessary to effect such foreclosure and sale pursuant to the Pledge Agreement.

(e)
If the Buyer and the Seller elect to transfer the Bank Shares pursuant to Section 12.5(b)(iii), the Seller shall: (i) within ten (10) days after the Financing Notification Date, file with a United States Bankruptcy Court of competent jurisdiction (the “Bankruptcy Court”) a voluntary petition for relief under chapter 11 of the United States Bankruptcy Code (the date of such filing being referred to herein as the “Petition Date”), and (ii) on the Petition Date, file a motion with the Bankruptcy Court (A) requesting approval of the sale of the Bank Shares to the Buyer or any Qualified Bidder pursuant to the bid process set forth in Schedule 12.5, free and clear of claims, Liens, security interests and encumbrances, including the Liens of the Lender, and (B) requesting approval of the bid procedures outlined on the attached Schedule 12.5 including, without limitation, scheduling a hearing to approve the sale of the Bank Shares to the Buyer or a Qualified Bidder, as applicable, in accordance with such procedures, as promptly as practicable, but in no event later than ten (10) days after the Petition Date, all in accordance with 11 U.S.C. § 363(b), (f) and (m).

12.6. Retention of Douglas M. Kratz as Director.  From the date of this Agreement until the earlier of Closing or termination of this Agreement in accordance with Article 14, the Seller shall cause Douglas M. Kratz to be retained as a director of the Bank.

ARTICLE 13.

SOLICITATION OF COMPETING BIDS

13.1            Solicitation of Competing Bids. The Seller may solicit competing bids for the sale of the Bank Shares but only if the Seller complies with the bid procedures set forth on Schedule 12.5.  The Seller shall keep the Buyer fully and timely informed of the status of any discussions, negotiations, furnishing of non-public information, or other activities relating to any competing bidders.  The Seller shall promptly provide to the Buyer any non-public information concerning the Seller provided to any other Person in connection with any competing bid which was not previously provided to the Buyer.

ARTICLE 14.

TERMINATION

14.1.                       Termination.  This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:

(a)	by mutual written consent of the Seller and the Buyer;

(b)	by the Buyer or the Seller if the condition set forth in Section 9.8 shall not have been satisfied within one hundred five (105) days after execution of this Agreement;

(c)	by the Seller (as one party) or by the Buyer (as another party) upon written notice thereof to the other party if:

(i)
the purchase and sale contemplated hereby has not been consummated by a date seven (7) months after the date of this Agreement (the “Outside Date”), unless such purchase and sale has not been so consummated because of, or as a result of, any knowing or willful actions or failure to act on the part of the party seeking to terminate this Agreement pursuant to this Subsection (i);

(ii)
if the representations or warranties of the other party set forth in this Agreement shall not be true or correct such that the conditions set forth in Section 8.1 or Section 9.1, as applicable, would be incapable of being satisfied by the Outside Date (provided that the terminating party is not then in material breach of any of its representations, warranties, agreements or covenants in this Agreement);

(iii)
there has been a failure by the other party to perform or comply with any material agreement, covenant or condition herein required to be performed or complied with by such other party within the time required and such failure has continued for thirty (30) days following written notice thereof to such other party; or

(iv)
approval of any Governmental Authority required for consummation of the transactions contemplated hereby shall have been denied by such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority;

(d)	by the Seller, if the Board of Directors of the Seller has provided written notice to the Buyer that it has determined to accept a Superior Proposal in accordance with the terms of Schedule 12.5; or

(e)
by the Buyer upon written notice to the Seller within five (5) days after the Buyer’s receipt of the Seller Disclosure Schedules, if the Buyer, in its reasonable discretion, determines that any information contained in or issue raised by the Seller Disclosure Schedules would have a Material Adverse Effect on the Bank.

14.2. Buyer’s Expenses Payable by the Seller.  Due to expenses, direct and indirect, incurred by the Buyer in negotiating and executing this Agreement and in taking steps to effect the transactions contemplated by this Agreement, the Seller will pay to the Buyer its reasonable out-of-pocket expenses and fees (including, but not limited to, reasonable fees and expenses of its legal counsel, accountants and investment bankers) (the “Buyer’s Expenses”) if the Buyer terminates this Agreement pursuant to Sections 14.1(c)(ii) or (iii).  If the Buyer’s Expenses become payable pursuant to this Section 14.2, it will be payable on the Buyer’s demand and must be paid by the Seller within three (3) days following the date of the Buyer’s demand.

14.3. Break-Up Fee.  If (i) this Agreement is terminated by Seller pursuant to Section 14.1(d) prior to the Petition Date or (ii) on or after the Petition Date but prior to the termination of the Agreement, the Seller transfers the Bank Shares to a Qualified Bidder (as defined in Schedule 12.5), or the Bank or the Seller is involved in an Acquisition Transaction (as defined below) other than the transactions contemplated by this Agreement, then  the Seller shall pay to the Buyer, as a condition precedent to any such transaction, an amount equal to Six Hundred Thousand and 00/100 Dollars ($600,000.00) (the “Break-Up Fee”) plus the Buyer’s Expenses.  If the Break-Up Fee plus the Buyer’s Expenses become payable pursuant to Section 14.3(ii), then the Buyer shall be paid the Break-Up Fee plus the Buyer’s Expenses directly out of the proceeds at the closing of such transaction in accordance with Schedule 12.5.

As used in this Agreement, the term “Acquisition Transaction” means any of the following transactions involving the Seller or the Bank: (A) any merger, reorganization, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution, or other similar transaction involving, or, any sale, lease, exchange, mortgage, pledge, transfer or other disposition of, all or substantially all of the assets or equity securities of, Seller or the Bank, in a single transaction or series of related transactions; (B) the acquisition by any Person (other than any beneficial owner of more than five percent (5%) of Seller’s equity securities as long as such beneficial owner is eligible to make filings in respect thereof on Schedule 13G under applicable rules and regulations of the Securities and Exchange Commission) of beneficial ownership of twenty percent (20%) or more of the outstanding shares of Seller’s equity securities (including Seller’s equity securities currently beneficially owned by such Person); or (C) any tender offer or exchange offer for twenty percent (20%) or more of the outstanding shares of capital stock of Seller or the filing of a registration statement under the Securities Act of 1933, as amended, in connection therewith.  An Acquisition Transaction shall not include, and in no event shall a Break-Up Fee be payable with respect to, any transaction in connection with or after the Bank has been placed in receivership by any Governmental Authorities.

In the event of termination of this Agreement by either party pursuant to this Article 14, this Agreement shall be of no further force or effect, and no party to this Agreement shall have any liability to the other as a result of such termination except as provided in Section 14.2 and Section 14.3 and except where such termination results from a willful and material breach of this Agreement and except for the confidentiality obligations of Section 15.2 below, which shall survive the termination of this Agreement.

ARTICLE 15.

GENERAL PROVISIONS

15.1. Survival of Representations, Warranties and Covenants.  Except as set forth below, the representations, warranties, agreements and covenants set forth in this Agreement will not survive Closing or termination of this Agreement, except that (a) Article 11 and Sections 14.2 and 14.3 will survive termination; (b) the covenants and other agreements in this Agreement that impose duties or obligations on the parties following Closing will survive Closing, and (c) this Section 15.1 shall not operate to extinguish any claims the Buyer may have relating to fraudulent misrepresentations or willful or intentional breaches of this Agreement by the Seller.

15.2. Access to Books and Records.  From and after the date hereof to the Closing Date or the date on which this Agreement is terminated pursuant to Article 14 hereof, the Seller shall cause the Bank to grant reasonable access to the Buyer (or its agents) to the premises, properties, books, records and officers of the Bank, including, but not limited to, the working papers of the Bank’s accountants, to make copies thereof and extracts therefrom, to perform a due diligence review of the financial condition of the Bank, to determine the truth and accuracy of the representations and warranties of the Seller contained herein, to confirm that the Seller has performed or complied with all of the agreements and covenants to be performed or complied with by it hereunder and for any other purpose related to this Agreement or the transaction contemplated hereby.  The Buyer agrees that all such information provided to it by the Seller or the Bank will be used by it only in connection with this Agreement and for no other purpose and that all such information shall be treated confidentially.  Nothing set forth in this Section 15.2 shall be construed to limit the obligations, representations and warranties of the Seller in this Agreement.

15.3. Parties in Interest and Assignment.  All the terms and provisions of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by the personal representatives, successors and permitted assigns of the Seller and the Buyer, it being understood, however, that such assignment shall in no way relieve the parties to this Agreement of their responsibilities and obligations under this Agreement.  Notwithstanding the foregoing, neither this Agreement nor any of the rights, interests or obligations of the Seller under this Agreement may be assigned by the Seller (whether by operation of law or otherwise) without the prior written consent of the Buyer.  The Buyer may assign this Agreement and any of its rights, interests and obligations under this Agreement (a) to an affiliate of the Buyer without prior approval of the Seller and (b) to any party other than an affiliate of the Buyer with the prior written consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

15.4. Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to be duly received (a) on the date given if delivered personally or by cable, telegram, telex or facsimile or (b) on the date received if mailed by registered or certified mail (return receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	If to the Buyer:

Vineyard Bancshares, Inc.
P.O. Box 394
Bettendorf, IA 52722
Attention:  Douglas M. Kratz
Fax:  (563) 823-3335

With a copy to:

Winthrop & Weinstine, P.A.
225 South 6th Street; Suite 3500
Minneapolis, MN  55402-4629
Attention:  Patrick W. Weber
Fax:  (612) 604-6873

or at such other address as the Buyer shall have advised the Seller in writing;

(b)	If to the Seller:

Vineyard National Bancorp
1260 Corona Pointe Court
Corona, CA 92879
Attention:  Glen C. Terry
Fax:  (951) 893-2959

With a copy to:

Hogan and Hartson, LLP
555 Thirteenth Street NW
Washington, D.C.  20004-1109
Attention:  John Beckman
Fax:  (202) 637-5910

or at such other address as the Seller may have advised the Buyer in writing.

15.5. Entire Agreement.  This Agreement expresses the whole agreement between the parties with respect to the purchase and sale contemplated hereby, there being no representations, warranties or other agreements (oral or written) not expressly set forth or provided for herein.

15.6. Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.7. Changes.  Any and all agreements by the parties hereto to amend, change, extend, revise or discharge this Agreement, in whole or in part, shall be binding upon the parties to such agreement, even though such agreements may lack legal consideration, provided such agreements are in writing and executed by the party agreeing to be bound thereby.

15.8. Headings, etc.  The various headings in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any Section or provision hereof or any Exhibit annexed hereto.  All Exhibits and Schedules referred to herein are hereby incorporated by reference and made a part of this Agreement as though fully set forth herein.

15.9. Governing Law.  This Agreement shall be deemed to be a contract made under the laws of the State of Minnesota and the United States, as applicable, and for all purposes it, plus any related or supplemental documents and notices, shall be construed in accordance with and governed by the laws of such state.

15.10. Construction.  Wherever possible, each provision of this Agreement and each related document shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or any related document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement or such related documents.

15.11. Waiver.  No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

15.12. Specific Performance.  The Seller agrees that the material breach of this Agreement by the Seller will cause the Buyer irreparable harm for which there is no adequate remedy at law, and, without limiting whatever other rights and remedies the Buyer may have under this Agreement, the Buyer is entitled to seek the remedy of specific performance to enforce this Agreement.

15.13. Press Releases.  Except as required by applicable law, neither the Buyer nor the Seller shall issue any press release or otherwise make public any information with respect to this Agreement nor the transactions contemplated thereby, prior to the Closing Date, without the prior written consent of the other party, which consent will not be unreasonably withheld, and in the case of a press release or other public announcements to be made by the Buyer, if the Buyer provides the Seller with a copy of the proposed press release and no objection is received within 3 days after receipt by the Seller of such press release, the Seller shall be deemed to have consented to the release of such press release.

15.14. Knowledge.  “Knowledge” when used with respect to the Seller shall mean those facts that are known or reasonably should be known by Glen C. Terry, James G. LeSieur, Donald H. Pelgrim, Jr., Lucilio Couto or Gordon Fong.

[THE REMAINDER OF THIS PAGE HAS INTENTIONALLY BEEN LEFT BLANK]

IN WITNESS WHEREOF, the Seller and the Buyer have executed and delivered to the other party this Agreement effective as of the day and year first above written.

BUYER:                                                                                      SELLER:

VINEYARD BANCSHARES, INC.                    VINEYARD NATIONAL BANCORP

By:  /s/Douglas M. Kratz                                                                 By: /s/Glen C. Terry
Its   President and Chief Executive Officer                                      Its   President and Chief Executive Officer

SIGNATURE PAGE TO THAT CERTAIN
STOCK PURCHASE AGREEMENT
DATED NOVEMBER 12, 2008

LIST OF SCHEDULES

Schedule 4.2(a)	-	Bank Subsidiaries and Equity Securities of Bank Subsidiaries
Schedule 4.2(b)	-	Equity Securities of Bank Subsidiaries owned by Third Parties
Schedule 4.2(c)	-	Equity Securities of Bank Subsidiaries subject to Liens
Schedule 4.6	-	No Violation
Schedule 4.9	-	Insider Loans
Schedule 4.10	-	Participation Loans
Schedule 4.12	-	Judgments
Schedule 4.14	-	Regulatory Reporting
Schedule 4.15	-	Employment Contracts
Schedule 4.17	-	No Adverse Change
Schedule 4.18	-	Pending and Threatened Litigation
Schedule 4.19	-	Title to Properties
Schedule 4.20(a)	-	Owned Real Property and Leased Real Property
Schedule 4.20(c)	-	Other Real Property
Schedule 4.21	-	Leases
Schedule 4.22	-	Condition of Assets
Schedule 4.23(a)	-	Contracts
Schedule 4.23(b)	-	Insurance
Schedule 4.23(e)	-	Problem Loans
Schedule 4.24(a)	-	Employee Benefit Plans
Schedule 4.24(d)	-	Post Retirement Benefits
Schedule 4.24(f)	-	Acceleration of Benefits
Schedule 4.25(c)	-	Compliance with Law - Property
Schedule 4.25(d)	-	Compliance with Law – Regulatory Authority
Schedule 4.26	-	Fidelity Bonds
Schedule 4.30	-	Compensation
Schedule 4.31	-	Seventh Modification Agreement and Enforcement Waiver
Schedule 12.1(p)	-	Capital Expenditures
Schedule 12.5	-	Bid Procedures

Schedule 12.5

BID PROCEDURES

BID PROCEDURES FROM AND AFTER THE PETITION DATE

QUALIFIED BIDDER AND OVERBID REQUIREMENTS:
In order to become a qualified bidder (the “Qualified Bidder”), any party desiring to bid on the Bank Shares[1] must:  (i)  have sufficient capital and management to obtain approval of the applicable banking regulatory authorities, as determined by the Seller in the Seller’s reasonable discretion; (ii)  deposit 10% of the purchase price bid by the Qualified Bidder (inclusive of any contingent purchase price component) in escrow as security for payment of the Break-Up Fee plus the Buyer’s Expenses and, to the extent the amount of such deposit exceeds the amount of the Break-Up Fee plus the Buyer’s Expenses, as partial payment of the purchase price for the Bank Shares; and (iii) sign a stock purchase agreement containing terms and conditions substantially the same or more favorable to the Seller as the terms and conditions set forth in this Agreement;  provided, however, that the purchase price in such stock purchase agreement (the “Increased Bid Price”) must include payment of an Initial Purchase Price equal to or greater than $11,000,000.00 and must include an agreement to pay the Additional Purchase Price on substantially the same or more favorable terms to the Seller as set forth in Article 2 of this Agreement, and such stock purchase agreement shall contain a provision requiring the payment to the Buyer of the Break-Up Fee plus the Buyer’s Expenses from the Initial Purchase Price of the Increased Bid Price proceeds.

DEADLINE TO BECOME A QUALIFIED BIDDER:	The deadline for any party to become a Qualified Bidder is eight (8) days after the Petition Date (the “Qualified Bid Deadline”).
AUCTION/SALE HEARING:
If one or more parties becomes a Qualified Bidder, then an auction of the Bank Shares shall be conducted in the offices of the Seller’s counsel at a date and time to be set by the Seller and the Buyer, which date shall be no later than nine (9) days after the Petition Date.  The only parties who may bid at the auction are: (i) the Buyer and (ii) any Qualified Bidders.  A hearing to approve the sale of the Bank Shares to the Buyer (or a Qualified Bidder, if applicable) shall be held as promptly as practicable after the completion of the auction or, if there are no Qualified Bidders, as promptly as practicable after the Qualified Bid Deadline and in no event later than ten (10) days after the Petition Date.

1 Unless the context indicates otherwise, any capitalized terms used in this Schedule shall have the meaning ascribed to them in this Agreement signed by the Seller and the Buyer.

BID PROCEDURES PRIOR TO THE PETITION DATE

SUPERIOR PROPOSAL:
“Superior Proposal” shall mean any written proposal or offer from any Person or group (as defined under Section 13(d) of the Exchange Act) (other than the Buyer and its affiliates) relating to a proposed Acquisition Transaction which the board of directors of the Seller determines in good faith to be more favorable from a financial point of view to the Seller than the transactions contemplated by the Agreement, taking into account all of the terms and conditions of such proposal (including the likelihood and timing of consummation thereof), and the Agreement (including any changes to the terms of this Agreement committed to by the Buyer to the Seller in writing in response to such proposal or otherwise).

MATCHING RIGHT:
Prior to the exercise of the termination right described below, (i) the Seller must provide written notice (a “Notice of Superior Proposal”) to the Buyer that the Seller intends to take such action and describing the material terms and conditions of the Superior Proposal that is the basis of such action; (ii) during the five (5) business day period following the Buyer’s receipt of the Notice of Superior Proposal, the Seller shall, and shall cause it financial and legal advisors to, negotiate with the Buyer in good faith (to the extent that the Buyer desires to negotiate) to make such adjustments in the terms and conditions of the Agreement so that such Superior Proposal ceases to constitute a Superior Proposal, and (iii) following the end of such five (5) business day period, the board of directors of the Seller shall have determined in good faith, taking into account any changes to the terms of the Agreement proposed by the Buyer to the Seller in response to the Notice of Superior Proposal or otherwise, that the Superior Proposal giving rise to the Notice of Superior Proposal continues to constitute a Superior Proposal.

TERMINATION RIGHT:
Subject to compliance with the paragraph set forth immediately above, the Seller may terminate the Agreement under Section 14.1(d) of the Agreement if the Seller has provided written notice to the Buyer that it has determined to accept a Superior Proposal.